Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and to the incorporation by reference therein of our report dated March 30, 2017 (except for Note 1d(2), as to which the date is October 10, 2017), with respect to the consolidated financial statements of Rosetta Genomics Ltd. and its subsidiaries for the year ended December 31, 2016, included in its Report on Form 6-K, filed with the Securities and Exchange Commission on October 10, 2017.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
October 16, 2017	A Member of Ernst & Young Global